Exhibit 10.2
AGREEMENT

THIS AGREEMENT (“AGREEMENT”) is made as of April 28, 2010 and is effective as of May 1, 2010 (the “Effective Date”), by and between Middleburg Financial Corporation (the “Corporation”) and Joseph L. Boling (the “Chairman”).

WHEREAS, the Chairman possesses certain valuable knowledge, professional skills and expertise which will contribute to the success of the business of the Corporation and its affiliates; and

WHEREAS, the Chairman shall retire from his position as the Chief Executive Officer of the Corporation effective May 1, 2010 and shall no longer be employed by the Corporation after that date;

WHEREAS, it is the desire of the Corporation and the Chairman to have the Chairman serve as the Chairman of the Board of Directors of the Corporation (the “Board”) and to fulfill certain other advisory and representative roles for the Corporation; and

WHEREAS, the Corporation and the Chairman desire to set forth, in writing, the terms and conditions of their agreements and understandings;

NOW, THEREFORE, in consideration of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:

Section 1.                      Services; Term.

(a)           Consistent with the Corporation’s bylaws and applicable law, the Corporation and the Chairman intend for the Chairman to serve as the Chairman of the Board from the Effective Date through April 30, 2011 (the “Term”).  This Agreement is not intended to preclude or address the Chairman’s serving as the Chairman of the Board before or after the Term, based on circumstances in effect at such other time or times.  As the Chairman of the Board, the Board of Directors of the Corporation has determined, and the Chairman agrees, that the Chairman is directly responsible for all issues related to the functioning of the Board, including, without limitation:  (i) setting, through consultation with the Corporation’s Chief Executive Officer (the “CEO”) the annual schedule for meetings of the Board and its committees; (ii) setting, through consultation with the CEO, the annual plan for Board presentations and the agenda for the Annual Planning Meeting; (iii) appointing Board committees; (iv) chairing all Board committees except the Audit and Compensation committees, with the understanding that the CEO will chair an applicable committee in the Chairman’s absence; (v) developing Board roles and responsibilities; (vi) leading an annual review of the CEO; (vii) attending Middleburg Investment Group and Southern Trust Mortgage board meetings; and (ix) attending Regional Board meetings in support of the CEO.

(b)           The Corporation and the Chairman intend for the Chairman to fulfill certain other advisory and representative roles for the Corporation commencing May 1, 2010, through the end of the Term. Such duties will consist of:  (i) assisting with business development efforts of the

Corporation; (ii) attending senior leadership meetings when requested to stay current with strategy, performance and new initiatives of the Corporation and its affiliates; (iii) acting as representative for the Corporation where appropriate; (iv) standing in for the CEO in corporate or public functions where needed; and (v) remaining active in community groups as needed to support the CEO and the Corporation’s community visibility.

(c)           The Chairman acknowledges that he is entering into this Agreement of his own free will and that he has had the benefit of the advice of, and is relying solely upon the advice of, independent counsel of his own choice.

Section 2.                      Compensation.

(a)           As compensation for the services to be rendered as the Chairman of the Board described in Section 1(a) above (including attendance at Board meetings and Board committee meetings through the date of the 2011 Annual Meeting of the Corporation’s shareholders), the Chairman shall receive total cash compensation of $40,000, payable in equal semi-monthly installments from May, 2010 through April, 2011.  For such services, the Chairman shall also be granted shares of restricted shares of the Corporation on April 28, 2010.  The number of restricted shares shall be determined by using the closing price of a share of the Corporation’s stock on April 30, 2010, dividing that number into $24,000.00 (twenty-four thousand dollars), and rounding up or down to produce the nearest whole number of shares.  Such shares will become nonforfeitable and transferable on the date of the 2011 Annual Meeting of the Corporation’s shareholders, provided the Chairman has continued to serve as the Chairman of the Board through that date.

(b)           As compensation for the services to be rendered by the Chairman in accordance with Section 1(b) above, the Chairman shall receive cash compensation of $8,000 per month, payable on a semi-monthly basis from May, 2010 through April, 2011.  In addition, for the services described in Section 1(b) above:  (i) the Corporation shall provide the Chairman with use of a vehicle from May 1, 2010 through the end of the Term, and (ii) the Corporation shall pay the actual golf and tennis club membership dues incurred by Chairman for membership in the Middleburg Tennis Club and Purcellville Golf Club from May 1, 2010 through the end of the Term.

(c)           If the Chairman ceases to provide services under Section 1(a) for any reason prior to the end of the Term, no further compensation will be paid under Section 2(a), notwithstanding any other provision of this Agreement.  If the Chairman ceases to provide services under Section 1(b) for any reason prior to the end of the Term, no further compensation will be paid under Section 2(b), notwithstanding any other provision of this Agreement.

(d)           It is intended that the Chairman’s employment with the Corporation shall terminate May 1, 2010, and that he will not be eligible for any employee benefits offered by the Corporation after that date, except as may be required by law.

Section 3.                      Expense Account.

The Corporation shall provide the Chairman a corporate credit card to cover reasonable and customary business expenses incurred during the Term in the carrying out his duties hereunder. Should the Chairman incur expenses when not using his credit card for reasonable and customary business expenses, the corporation will reimburse him upon providing appropriate receipts. In either case, such expenses will include business meals, out-of-town lodging and travel expenses of the Chairman and, when she accompanies him on company business, the Chairman’s spouse.  In no event will there be reimbursement (including through use of the corporate credit card) for items which are not reimbursable under written Corporation policy.  The Chairman agrees to timely submit records and receipts of reimbursable items and agrees that the Corporation can adopt reasonable rules and policies regarding such reimbursement.  The Corporation agrees to make prompt payment to the Chairman following receipt and verification of such reports.  Amounts of expenses eligible for reimbursement or in-kind benefits provided during one calendar year under this Agreement (including under this Section 3 or Section 2(b)) shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided during another calendar year.  The right to reimbursement or in-kind benefits under this Agreement is not subject to liquidation or exchange for another benefit.

Section 4.                      Invalid Provisions.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be valid and enforceable to the fullest extent permitted by law without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 5.                      Governing Law.

Except where preempted by federal law, this Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia.

Section 6.                      Captions.

The captions used in this Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

Section 7.                      Section 409A.

This Agreement is intended to comply with Section 409A to the extent Section 409A is applicable.  This Agreement shall be interpreted and administered accordingly.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 28th day of April, 2010.

MIDDLEBURG FINANCIAL CORPORATION

By:/s/ Gary R. Shook
     Gary R. Shook
     President

CHAIRMAN

By:/s/ Joseph L. Boling
     Joseph L. Boling